Exhibit 3.12
ARTICLES OF INCORPORATION
Honorable Roy Blunt
Secretary of State
State of Missouri
Jefferson City, Missouri 65101
     The undersigned, being a natural person of the age of eighteen (18) years or more, for the purpose of forming a corporation under the General and Business Corporation Act of Missouri, do hereby adopt the following Articles of Incorporation.
ARTICLE I
     The name of the corporation is Baker Management, Inc.
ARTICLE II
     The address, including street and number of the corporation’s initial registered office in this state, is Route 2, Box 60, Bolivar, Missouri, and the name of its initial registered agent at such address is Frank Follis.
ARTICLE III
     The aggregate number of shares which the corporation shall have the authority to issue shall be Three Thousand shares of common stock, all of such shares to have a par value of Ten Dollars ($10.00) each. Said shares shall not have any preferences, qualifications, limitations, restrictions or special rights.
ARTICLE IV
     The pre-emptive rights of shareholders are not limited.
ARTICLE V
     The name and address of the incorporator of the corporation is Frank Follis, Route 2, Box 60, Bolivar, Missouri 65613.
ARTICLE VI
     The number of directors to constitute the first Board of Directors is Two (2). Thereafter, the number of directors shall be fixed by or in the manner provided in the By-Laws. Any changes in number will be reported to the Secretary of State within thirty (30) calendar days following such change.

ARTICLE VII
     The duration of the corporation is perpetual.
ARTICLE VIII
     The authority to adopt, repeal, or amend the By-Laws of the corporation is hereby vested in the Board of Directors of the corporation.
ARTICLE IX
     The corporation is formed for the following purposes:
     To operate a private home, institution, building, residence, or other place which provides residential, domiciliary or nursing care for persons, who, by reason of mental or physical illness, physical infirmities, or advanced age are unable to care for themselves.
     To provide shelter and care for individuals, including treatment or services which meet some need of the individual beyond the basic requirements for food, shelter, and laundry.
     To purchase, lease, hire, or otherwise acquire real and personal property, improved or unimproved, of every kind and description including franchises, easements, permits, licenses and rights of property of every nature and to hold, sell, dispose of, convey, mortgage, pledge, manage, lease, operate, develop, contract, build, erect, maintain, construct, or reconstruct such property, and to buy, handle and sell all kinds of property, rent or lease all kinds of property, collect rents, loan money, locate and lay out town sites, city additions, or subdivisions.
     To purchase, take, receive, or otherwise acquire, hold, own, pledge, transfer or otherwise dispose of its own shares in accordance with the provisions and limitations of Section 351.390 RSMo. 1969.
     Without in any particular limiting any of the objects, purposes, or powers of the corporation, the business or purposes of the company shall be from time to time to do any one or more or all of the acts and things herein set forth and all such other acts, things, business, or businesses in any manner connected therewith or necessary, incidental, convenient or auxiliary thereto, or calculated directly or indirectly, to promote the interest of the corporation or enhance the value or render profitable any of its property or rights or for the purpose of attaining or furthering any of its objects and exercise any and all other power which a copartnership or a natural person can do and exercise, and which now or hereafter may be exercised by law, either by or through principals, agents, attorneys, trustees, contractors, factors, lessors, lessees, or otherwise, either alone or in conjunction with others, and in any part of the world, and in addition, to have and exercise all the rights, powers and privileges, now or hereafter belonging to or conferred upon corporations organized under the provisions of the laws of the State of Missouri authorizing the formation of this corporation.

     IN WITNESS WHEREOF, these Articles of Incorporation have been signed this 1st day of March, 1985.

/s/ Frank Follis
Frank Follis

STATE OF MISSOURI	)
	)	ss.
COUNTY OF POLK	}
I, Winona I. Abernathy , a Notary Public, do hereby certify that on the 1st day of March, 1985, personally appeared before me Frank Follis, who being by me first duly sworn, declares that he is the person who signed the foregoing document as incorporator and the statements therein contained are true.

/s/ Winona I. Abernathy
Notary Public
WINONA I. ABERNATHY

My Commission Expires:
July 18, 1985